Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Presstek, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-80466, 33-61215, 33-39337, 333-76905, 333-97897, 333-122230, and 333-156241) on Form S-8 of Presstek, Inc. of our reports dated March 24, 2009, with respect to the consolidated balance sheets of Presstek, Inc. and subsidiaries as of January 3, 2009 and December 29, 2007, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for each of the fiscal years in the three-year period ended January 3, 2009, and the related consolidated financial statement schedule II and the effectiveness of internal control over financial reporting as of January 3, 2009, which reports appear in the January 3, 2009 annual report on Form 10-K of Presstek, Inc.

Our report dated March 24, 2009, on the effectiveness of internal control over financial reporting as of January 3, 2009, expresses our opinion that Presstek, Inc. did not maintain effective internal control over financial reporting as of January 3, 2009 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states: A material weakness related to accounting resources has been identified and included in Management’s Report on Internal Control over Financial Reporting.

/s/ KPMG LLP

Boston, Massachusetts
March 24, 2009